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Exhibit (a)(1)(iii)

Tyco International Group S.A.

Offer to Purchase and Solicitation of Consents for Any and All
of its Outstanding

Zero Coupon Convertible Debentures due 2021 (CUSIP No. 902118AW8)

          THE TENDER OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 24, 2007, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE").

April 27, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Enclosed is an Offer to Purchase and Consent Solicitation Statement, dated April 27, 2007 (the "Offer to Purchase"), and a form of Letter of Transmittal and Consent (the "Letter of Transmittal") and instructions thereto relating to: (i) the offer (the "Tender Offer") by Tyco International Group S.A. (the "Company") to purchase for cash upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal, any and all of its outstanding Zero Coupon Convertible Debentures due 2021 (CUSIP No. 902118AW8) (the "Notes"); and (ii) a consent solicitation (the "Consent Solicitation"). All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Offer to Purchase.

        For any Notes validly delivered and not withdrawn before the Expiration Date, the Company will pay for each $1,000 principal amount at maturity of Notes $824.83 (the "Purchase Price"), which represents the accreted amount on the Payment Date plus a premium of $10.00. In the Consent Solicitation, the Company is seeking from the holders of the Notes (the "Holders") consents ("Consents") to amend the Indenture, dated as of February 12, 2001, as amended by Supplemental Indenture No. 1, dated January 10, 2003, among the Company, Tyco International Ltd. ("Tyco"), as Guarantor, and U.S. Bank, N.A. (as successor trustee to State Street Bank and Trust Company), as Trustee, pursuant to which the Notes were issued (the "Indenture"), to clarify the application of Article V of the Indenture to the Proposed Separation, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        The Purchase Price will be payable only to Holders who validly tender (and do not validly withdraw) their Notes, thereby validly delivering their Consents, on or prior to the Expiration Date. The tender of Notes pursuant to the Tender Offer and in accordance with the procedures described in the Offer to Purchase will be deemed to constitute delivery of a Consent with respect to the Notes tendered. Holders who tender their Notes pursuant to the Tender Offer are obligated to deliver their Consent to the Proposed Amendments. Holders may not deliver Consents without tendering their Notes pursuant to the Tender Offer.

        We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Notes registered in their own name.

        Enclosed is a copy of each of the following documents for forwarding to your clients:

    1.
    the Offer to Purchase;

    2.
    a Letter of Transmittal to be used by Holders in accepting the Tender Offer (including Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

    3.
    a form of letter addressed "To Our Clients" that may be sent to your clients for whose accounts you hold Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Tender Offer and Consent Solicitation.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS. PLEASE NOTE THAT THE TENDER OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 24, 2007, UNLESS EXTENDED OR EARLIER TERMINATED.

        In all cases, payment for Notes accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates evidencing such Notes (or a confirmation of book-entry transfer of such Notes into the Depositary's account at DTC), a Letter of Transmittal and Consent (or a facsimile thereof), properly completed and duly executed (or an Agent's Message if the Notes are tendered through the DTC's ATOP procedures) and any other required documents in accordance with the instructions contained in the Letter of Transmittal.

        The Company, upon request, will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable and customary handling and mailing expenses incurred by them in forwarding copies of the Offer to Purchase and related documents to the beneficial owners of Notes and in handling or forwarding tenders of Notes by their customers. The Company will pay or cause to be paid any transfer taxes payable with respect to the transfer of the Notes pursuant to the Tender Offer and Consent Solicitation, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions relating to the Tender Offer and Consent Solicitation may be directed to Goldman, Sachs & Co. or Morgan Stanley, the Dealer Managers and Solicitation Agents, at the addresses and phone numbers set forth on the back cover of the Offer to Purchase. Inquiries relating to the Tender Offer and Consent Solicitation and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and any related documents may be directed to Global Bondholder Services Corporation, the Information Agent, at the address and phone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Goldman, Sachs & Co. Morgan Stanley

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AN AGENT OF THE COMPANY, TYCO, THE DEALER MANAGERS, THE SOLICITATION AGENTS, THE DEPOSITARY OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE TENDER OFFER AND CONSENT SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. IF ANY UNAUTHORIZED INFORMATION OR REPRESENTATION IS GIVEN OR MADE BY A BROKER, DEALER, SALESPERSON OR OTHER NOMINEE, IT MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGERS, THE SOLICITATION AGENTS, THE DEPOSITARY OR THE INFORMATION AGENT.

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  Exhibit (a)(1)(iii)
Tyco International Group S.A.
Offer to Purchase and Solicitation of Consents for Any and All of its Outstanding
Zero Coupon Convertible Debentures due 2021 (CUSIP No. 902118AW8)